AMENDMENT

TO

ADMINISTRATIVE AGENCY AGREEMENT

THIS AMENDMENT TO ADMINISTRATIVE AGENCY AGREEMENT (this “Amendment”) is made as of April 13, 2017, by and between BROWN BROTHERS HARRIMAN & CO., a limited partnership organized under the laws of the State of New York (the “Administrator”), and NUSHARES ETF TRUST, a management investment company organized under the laws of the Commonwealth of Massachusetts (the “Trust”), on behalf of each of its portfolios listed on Appendix A to the Agreement (as defined below), severally and not jointly (each a “Portfolio” and collectively, the “Portfolios”), registered with the Securities and Exchange Commission under the Investment Company Act of 1940.

WHEREAS, the Administrator and the Trust entered into an Administrative Agency Agreement, dated as of August 25, 2016 (as amended, modified and/or supplemented to date, the “Agreement;” all capitalized terms used but not defined herein shall have the meanings set forth in the Agreement); and

WHEREAS, the Administrator and the Trust desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the Administrator and the Trust hereby agree as follows:

1.        The Agreement is hereby amended as of the date hereof by deleting the existing Appendix A to the Agreement and replacing it with the Appendix A attached hereto. Each of the undersigned hereby acknowledges, agrees and confirms that the terms of the Agreement shall apply separately and respectively to each Portfolio.

2.        This Amendment may be executed in any number of counterparts each of which shall be deemed to be an original. This Amendment shall become effective when one or more counterparts have been signed and delivered by each of the parties. A photocopy or telefax of the Amendment shall be acceptable evidence of the existence of the Amendment and the Administrator shall be protected in relying on the photocopy or telefax until the Administrator has received the original of the Agreement.

3.        This Amendment, together with the Agreement, constitutes the entire agreement of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect hereto. Except as expressly modified hereby, the Agreement shall continue in full force and effect in accordance with its terms and conditions.

4.        This Amendment shall be construed in accordance the governing law and exclusive jurisdiction provisions of the Agreement.

[Signature page follows]

IN WITNESS WHEREOF, each of the undersigned parties has executed this Amendment to Administrative Agency Agreement effective as of the date first above written.

BROWN BROTHERS HARRIMAN & CO.

By: /s/ Elizabeth E. Prickett
Name: Elizabeth E. Prickett
Title: Managing Director

NUSHARES ETF TRUST

By: /s/ Christopher M. Rohrbacher
Name: Christopher M. Rohrbacher
Title: Vice President
Date: April 17, 2017

APPENDIX A

TO

ADMINISTRATIVE AGENCY AGREEMENT

Dated as of April 13, 2017

The following is a list of Portfolios for which the Administrator shall serve under this Agreement:

NuShares Enhanced Yield U.S. Aggregate Bond ETF

NuShares ESG Large-Cap Growth ETF

NuShares ESG Large-Cap Value ETF

NuShares ESG Mid-Cap Growth ETF

NuShares ESG Mid-Cap Value ETF

NuShares ESG Small-Cap ETF

NuShares Short-Term REIT ETF

NuShares Enhanced Yield 1-5 Year U.S. Aggregate Bond ETF

NuShares ESG International Developed Markets Equity ETF

NuShares ESG Emerging Markets Equity ETF